Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-3 dated August 30, 2019 of Focus Financial Partners Inc. of our report dated May 31, 2018, with respect to the consolidated balance sheet of Loring Ward Holdings Inc. as of December 31, 2017, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes, which report appears in the Form 8-K/A of Focus Financial Partners Inc. dated February 7, 2019.

/s/ KPMG LLP

San Francisco, California
August 30, 2019